                                 SCHEDULE 14A
                                (Rule 14a-101)

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                              (Amendment No.    )

                           SCHEDULE 14A INFORMATION

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
                                          [_] Confidential, for Use of the
[X] Definitive Proxy Statement                Commission Only (as permitted by
                                              Rule 14a-6(e)(2))
[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-
    12

                          ESSEX PROPERTY TRUST, INC.
               (Name of Registrant as Specified In Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

Notes:

                           ESSEX PROPERTY TRUST, INC.
                             925 East Meadow Drive
                          Palo Alto, California 94303

                                                                  April 10, 2001

Dear Stockholder:

   You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Essex Property Trust, Inc., a Maryland corporation (the "Company"), to be held at The Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, on May 15, 2001, at 1:00 p.m., local time.

   The attached Notice of Annual Meeting and Proxy Statement describe the matters expected to be acted upon at the meeting. We urge you to review these materials carefully.

   Please use this opportunity to take part in the Company's affairs by voting on the business to be presented at the meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card as promptly as possible. If you attend the meeting, you may vote in person, even if you have previously mailed your proxy card.

   We look forward to seeing you at the meeting.

                                        Sincerely,

                                        /s/ KEITH R. GUERICKE
                                        Keith R. Guericke
                                        Vice Chairman of the Board,
                                        Chief Executive Officer and President

                          ESSEX PROPERTY TRUST, INC.

                   Notice of Annual Meeting of Stockholders
                            To Be Held May 15, 2001

   The 2001 Annual Meeting of Stockholders (the "Annual Meeting") of Essex Property Trust, Inc., a Maryland corporation (the "Company"), will be held at The Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, on May 15, 2001, at 1:00 p.m., local time, to consider and vote upon the following proposals:

   1. Election of the following three Class I directors of the Company to serve until the 2004 Annual Meeting of Stockholders and until their successors are elected and qualified: Keith R. Guericke, Issie N. Rabinovitch and Thomas
E. Randlett;

   2. Ratification of the appointment of KPMG LLP as the independent public auditors for the Company for the year ending December 31, 2001; and

   3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

   The foregoing items of business, including the nominees for directors, are more fully described in the proxy statement which is attached and made a part of this Notice.

   The Board of Directors has fixed the close of business on February 28, 2001 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

   Whether or not you expect to attend the Annual Meeting in person, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

                                          By Order of the Board of Directors,

                                          /s/ Keith R. Guericke
                                          Keith R. Guericke
                                          Vice Chairman of the Board,
                                          Chief Executive Officer and
                                           President

Palo Alto, California
April 10, 2001

                              Mailed To Stockholders On Or About April 10, 2001

                          ESSEX PROPERTY TRUST, INC.
                              925 E. Meadow Drive
                          Palo Alto, California 94303

                                PROXY STATEMENT

   This Proxy Statement is furnished to the holders (the "Stockholders") of the outstanding shares of Common Stock $0.0001 par value (the "Common Stock") of Essex Property Trust, Inc., a Maryland corporation (the "Company"), in connection with the solicitation by the Company's Board of Directors (the "Board") of proxies in the accompanying form for use in voting at the 2001 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on May 15, 2001 at 1:00 p.m., local time, at The Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, and any adjournment or postponement thereof.

Form of Proxy Card

   This Proxy Statement is accompanied by a form of Proxy Card for use by Stockholders.

Revocability of Proxies

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Mr. Jordan E. Ritter) a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation and Voting Procedures

   The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to the Stockholders.

   The Company may use the services of Corporate Investor Communications, Inc. to assist in soliciting proxies and, in such event, the Company expects to pay approximately $5,000 for such services. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

   The presence at the Annual Meeting, either in person or by proxy, of Stockholders holding a majority of the shares of Common Stock outstanding on the Record Date (as defined below) will constitute a quorum for the purposes of approving Proposals 1 and 2 at the Annual Meeting. The close of business on February 28, 2001 has been fixed as the record date (the "Record Date") for determining the Stockholders entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on Proposals 1 and 2. As of the Record Date, there were 18,426,413 shares of Common Stock outstanding.

   Shares of Common Stock represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote is required to elect directors. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the most votes. Approval of Proposal 2 requires the affirmative vote of a majority of shares of Common Stock who are present or represented by proxy and entitled to vote at the Annual Meeting. For purposes of the vote on Proposal 2, abstentions will have the same effect as a vote against such Proposal and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on such Proposal.

   Stockholder votes will be tabulated by the persons appointed by the Board to act as inspectors of election for the Annual Meeting. The New York Stock Exchange permits member organizations to give proxies, whether or not instructions have been received from beneficial owners, to vote as to the election of directors and also on matters of the type contained in Proposal 2. The shares of Common Stock represented by properly executed proxy cards will be voted at the Annual Meeting as indicated or, if no instruction is given, in favor of Proposals 1 and 2. The Company does not presently know of any other business which may come before the Annual Meeting.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

   The following table sets forth the beneficial ownership of shares of Common Stock as of the Record Date for (i) each person known by the Company to hold more than 5% of the outstanding shares of Common Stock, (ii) each director and each of the executive officers named in the Summary Compensation Table below, and (iii) all directors and such executive officers as a group.

   Beneficial ownership in the following table is determined in accordance with the rules of the Securities and Exchange Commission ("SEC"). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the shares set forth opposite such person's name.

                                                           Percentage of Shares
                             Amount and                       of Common Stock
                             Nature of      Percentage of     Outstanding and
                             Beneficial     Common Stock   Operating Partnership
 Name                     Ownership (1)(2) Outstanding (3)     Interests (4)
 ----                     ---------------- --------------- ---------------------
George M. Marcus(5)(6)..     1,972,929           9.8%               9.5%
 Chairman of the Board
  of Directors

William A.
 Millichap(5)(7)........       795,747           4.2%               3.8%
 Director

Keith R.
 Guericke(5)(8).........       179,651           1.0%                 *
 Vice Chairman of the
  Board,
 Chief Executive Officer
  and President

Michael J.
 Schall(5)(9)...........       105,823             *                  *
 Director, Senior
  Executive Vice
  President
 and Chief Financial
  Officer

John D. Eudy(5)(10).....        35,132             *                  *
 Executive Vice
  President--Development

Robert C.
 Talbott(5)(11).........         6,317             *                  *
 Senior Vice President

Craig K.
 Zimmerman(5)(12).......        66,825             *                  *
 Executive Vice
  President--
  Acquisitions

David W. Brady(5)(13)...        11,100             *                  *
 Director

Robert E.
 Larson(5)(14)..........        15,000             *                  *
 Director

                                                           Percentage of Shares
                             Amount and                       of Common Stock
                             Nature of      Percentage of     Outstanding and
                             Beneficial     Common Stock   Operating Partnership
 Name                     Ownership (1)(2) Outstanding (3)     Interests (4)
 ----                     ---------------- --------------- ---------------------
Gary P. Martin(5)(15)...        15,000             *                  *
 Director

Issie N.
 Rabinovitch(5)(16).....        15,000             *                  *
 Director

Thomas E.
 Randlett(5)(17)........        30,303             *                  *
 Director

Willard H. Smith,
 Jr.(5)(18).............        15,000             *                  *
 Director

All directors and
 executive officers as a
 group
 (13 persons) (19)......     2,571,392          12.5%              12.3%

Capital Growth
 Management Limited
 Partnership(20)........     1,852,000          10.0%               9.0%

Morgan Stanley, Dean
 Witter Discover &
 Co.(21)................     1,593,459           8.6%               7.8%

Cohen & Steers Capital
 Management(22).........     1,129,900           6.1%               5.5%

LaSalle Investment
 Management
 (Securities), L.P.(23)..      827,000           4.5%               4.0%

--------
  *  Less than 1%.

 (1) Mr. Marcus, certain officers and directors of the Company and certain other entities and investors own limited partnership interests in Essex Portfolio, L.P., a California limited partnership (the "Operating Partnership"), which presently aggregate to an approximately 10.4% limited partnership interest. The Company presently has an approximately 89.6% general partnership interest in the Operating Partnership. The limited partners of the Operating Partnership share with the Company, as general partner, in the net income or loss and any distributions of the Operating Partnership. Pursuant to the partnership agreement of the Operating Partnership, limited partnership interests can be exchanged into shares of Common Stock.

 (2) Through the Company's Director and Executive Stock Purchase Program, certain directors and executive officers participate indirectly in an investment in the Company's Common Stock. See "Certain Relationships and Related Transactions--Director and Executive Stock Purchase Program." The participation of each director and executive officer in this program is detailed in the footnotes below.

 (3) With respect to shares of Common Stock, assumes exchange of the limited partnership interests in the Operating Partnership held by such person, if any, into shares of Common Stock. The total number of shares outstanding used in calculating this percentage assumes that none of the limited partnership interests or vested options held by other persons are exchanged or converted into shares of Common Stock and is based on 18,426,413 shares of Common Stock outstanding as of the Record Date.

 (4) Assumes exchange of all outstanding limited partnership interests in the Operating Partnership for shares of Common Stock, which would result in an additional 2,086,655 outstanding shares of Common Stock. Assumes that none of the vested stock options held by other persons are converted into shares of Common Stock.

 (5) The business address of such person is 925 East Meadow Drive, Palo Alto, California 94303.

 (6) Includes 1,150,296 shares of Common Stock that may be issued upon the exchange of all of Mr. Marcus' limited partnership interests in the Operating Partnership and in certain other partnerships and 301,494 and 15,941 shares of Common Stock that may be issued upon the exchange of all the limited partnership interests in the Operating Partnership held by The Marcus & Millichap Company ("M&M") and Essex Portfolio Management Company ("EPMC"), respectively. Also includes 155,000 shares of Common Stock held by M&M, 220,000 shares of Common Stock subject to an option granted to M&M and exercisable within 60 days of the Record Date, 18,098 shares of Common Stock held in The Marcus & Millichap Company 401(k) Plan (the "M&M 401(k) Plan"), 27,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 8,000 shares of Common Stock held by Mr. Marcus' children. Mr. Marcus is a principal stockholder of each of M&M and EPMC and may be deemed to own beneficially, and to share the voting and dispositive power of, 692,435 shares of Common Stock (including shares issuable upon exchange of limited partnership interests and options). Mr. Marcus disclaims beneficial ownership of (i) all shares, options and limited partnership interests held by M&M, and (ii) 6,376 shares of the 15,941 shares of Common Stock that may be issued upon conversion of limited partnership interests held by EPMC. Excludes 111,738 shares representing Mr. Marcus' pro rata participation in the Director and Executive Stock Purchase Program. See footnote 2 above.

 (7) Includes 73,100 shares of Common Stock that may be issued upon the exchange of all of Mr. Millichap's limited partnership interests in the Operating Partnership and 301,494 and 15,941 shares of Common Stock that may be issued upon the exchange of all of the limited partnership interests in the Operating Partnership held by M&M and EPMC, respectively. Also includes 155,000 shares of Common Stock held by M&M, 220,000 shares of Common Stock subject to an option granted to M&M and exercisable within 60 days of the Record Date, 10,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 12,812 shares of Common Stock held in the M&M 401(k) Plan. Mr. Millichap is a principal stockholder of M&M and EPMC and may be deemed to own beneficially, and to share the voting and dispositive power of, 692,435 shares of Common Stock (including shares issuable upon conversion of limited partnership interests and options). Mr. Millichap disclaims beneficial ownership of (i) all shares, options and limited partnership interests held by M&M and (ii) 9,565 shares of the 15,941 shares of Common Stock that may be issued upon conversion of limited partnership interests held by EPMC.

 (8) Includes 82,562 shares of Common Stock that may be issued upon the exchange of all of Mr. Guericke's limited partnership interests in the Operating Partnership. Also includes 55,372 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, 4,078 shares of Common Stock held in the Essex Property Trust, Inc. 401(k) Plan (the "Essex 401(k) Plan") and 24,171 shares of Common Stock issuable upon satisfying certain vesting requirements of the Company's Phantom Stock Plan. Excludes 12,023 shares representing Mr. Guericke's pro rata participation in the Director and Executive Stock Purchase Program. See footnote 2 above.

 (9) Includes 35,354 shares of Common Stock that may be issued upon the exchange of all of Mr. Schall's limited partnership interests in the Operating Partnership. Also includes 36,872 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, 2,994 shares of Common Stock held in the Essex 401(k) Plan, and 18,415 shares of Common Stock issuable upon satisfying certain vesting requirements of the Company's Phantom Stock Plan. Further includes 860 shares of Common Stock held by Mr. Schall's three minor children. Excludes 8,016 shares representing Mr. Schall's pro rata participation in the Director and Executive Stock Purchase Program. See footnote 2 above.

(10) Includes 7,580 shares of Common Stock that may be issued upon the exchange of all of Mr. Eudy's limited partnership interests in the Operating Partnership. Also includes 18,600 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 5,701 shares of Common Stock held in the Essex Property Trust, Inc. 401(k) Plan (the "Essex 401(k) Plan"). Excludes 12,023 shares representing Mr. Eudy's pro rata participation in the Director and Executive Stock Purchase Program. See footnote 2 above.

(11) Includes 6,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Excludes 2,004 shares representing Mr. Talbott's pro rata participation in the Director and Executive Stock Purchase Program. See footnote 2 above.

(12) Includes 25,425 shares of Common Stock that may be issued upon the exchange of all of Mr. Zimmerman's limited partnership interests in the Operating Partnership and certain other partnerships. Also includes 34,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Excludes 8,016 shares representing Mr. Zimmerman's pro rata participation in the Director and Executive Stock Purchase Program. See footnote 2 above.

(13) Includes 10,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Excludes 2,004 shares representing Dr. Brady's pro rata participation in the Director and Executive Stock Purchase Program. See footnote 2 above.

(14) Includes 10,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Excludes 4,008 shares representing Dr. Larson's pro rata participation in the Director and Executive Stock Purchase Program. See footnote 2 above.

(15) Includes 11,334 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(16) Includes 2,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Excludes 20,039 shares representing Mr. Rabinovitch's pro rata participation in the Director and Executive Stock Purchase Program. See footnote 2 above.

(17) Includes 14,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Excludes 10,019 shares representing Mr. Randlett's pro rata participation in the Director and Executive Stock Purchase Program. See footnote 2 above.

(18) Includes 10,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Mr. Smith is a director of certain funds of Cohen & Steers and he disclaims beneficial ownership of the shares of Common Stock of the Company held by Cohen & Steers Capital Management.

(19) Includes 1,691,752 shares of Common Stock that may be issued upon the exchange of all of the executive officers' and directors' limited partnership interests in the Operating Partnership and 466,178 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Excludes 189,890 shares representing the aggregate of the executive officers' and directors' pro rata participations in the Director and Executive Stock Purchase Program.

(20) As reported on Schedule 13G filed with the SEC on February 9, 2001. Capital Growth Management Limited Partnership, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, has the sole power to vote or direct the vote of 1,852,000 shares and shared dispositive power over 1,852,000 shares of Common Stock. Address: One International Place, Boston, MA 02110.

(21) As reported on Schedule 13G filed with the SEC on February 14, 2001. Morgan Stanley Dean Witter Investment Management, Inc. is a wholly owned subsidiary of Morgan Stanley, Dean Witter & Co. Both entities are investment advisors registered under Section 203 of the Investment Advisors Act of 1940. Morgan Stanley, Dean Witter & Co. has the shared power to vote and direct the vote of 1,241,609 shares and shared dispositive power over 1,593,459 shares. Morgan Stanley Dean Witter Investment Management, Inc. has the shared power to vote and direct the vote of 1,238,100 shares and shared dispositive power over 1,589,950 shares. Addresses: Morgan Stanley, Dean Witter & Co., 1585 Broadway, New York, New York 10036. Morgan Stanley Dean Witter Investment Management, Inc., 1221 Avenue of the Americas, New York, New York 10020.

(22) As reported on Schedule 13G filed with the SEC on February 14, 2001. Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, has the sole power to vote or direct the vote of 970,600 shares and sole dispositive power over 1,129,900 shares of Common Stock. Address: 757 Third Avenue, N.Y., N.Y. 10017.

(23) As reported on Schedule 13G filed with the SEC on February 28, 2001. LaSalle Investment Management (Securities), L.P., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, has the sole power to vote or direct the vote of 126,300 shares, shared power to vote and direct the vote of 681,400 shares, sole dispositive power over 126,300 shares and shared dispositive power over 700,700 shares.
     Address: 200 East Randolph Drive, Chicago, Illinois 60601. Excludes 70,000 shares beneficially owned by LaSalle Investment Management, Inc., an affiliated entity and an investment advisor, which has different advising clients.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

   The Company's Charter divides the Company's directors into three classes. The members of each class of directors serve staggered three-year terms. The Board presently has the following ten directors: Keith R. Guericke, Issie N. Rabinovitch and Thomas E. Randlett who are classified as Class I directors; David W. Brady, Robert E. Larson, Michael J. Schall and Willard H. Smith who are classified as Class II directors; George M. Marcus, Gary P. Martin, and William A. Millichap who are classified as Class III directors. The terms of each of the current Class I, Class II and Class III directors expire at the Annual Meetings of Stockholders to be held in 2001, 2002 and 2003, respectively, and until such directors' respective successors are elected and qualified or until any such directors' earlier resignation or removal.

   At the Annual Meeting, the Stockholders will elect three directors: if elected, nominees Keith R. Guericke, Issie N. Rabinovitch and Thomas E. Randlett will serve as Class I directors for three-year terms. The Class I directors will serve until the Annual Meeting of Stockholders to be held in 2004 and until such directors' respective successors are elected and qualified or until such directors' earlier resignation or removal. The Board believes that each such nominee will stand for election and will serve if elected as a director. However, in the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company.

   The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting, assuming a quorum is present, is necessary for the election of a director. For purposes of the election of directors, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote.

   Certain information about each of such nominees is furnished below.

   Keith R. Guericke, Vice Chairman of the Board, is the Company's President and Chief Executive Officer and oversees the day-to-day operations and administration of the Company. Mr. Guericke joined the Company's predecessor, Essex Property Corporation, in 1977 and he has been with the Company, or its predecessor, since that date. Since that time, he has actively participated in the acquisition, development, management and disposition of multifamily, retail and office properties. He received his Bachelor of Science degree in Accounting from Southern Oregon College in 1971. Mr. Guericke is a member of the National Association of Real Estate Investment Trusts, the American Institute of Certified Public Accountants, the Urban Land Institute, and the National Multi-Housing Council.

   Issie N. Rabinovitch, Director, is a partner at Cheyenne Capital, a venture capital firm. Prior to joining Cheyenne Capital, Mr. Rabinovitch served from 1990 to 1994 as President and Chief Executive Officer of Micro Power Systems, Inc., a company engaged in the designing, manufacturing and marketing of multiple semiconductor products. From 1985 to 1990, Mr. Rabinovitch was President of Berkeley International Capital Corporation, a venture capital firm. From 1983 to 1985, Mr. Rabinovitch was President of Crowntek Software International, a software development and distribution company. Before joining Crowntek, he was employed by the Xerox Corporation in various management roles. Mr. Rabinovitch presently serves on the Board of Directors of The Adderley Group, A.I.P. and Inserve. He received a Bachelor of Science degree from McGill University in 1967 and a Master's of Business Administration degree from Harvard University in 1970.

   Thomas E. Randlett, Director, is a certified public accountant and has been a director at the Law & Economics Consulting Group, Inc. since 1992. Mr. Randlett's professional specialties include the real estate and construction, financial institutions and transportation industries. Prior to joining the Law & Economics Consulting Group, Mr. Randlett was a managing partner and senior real estate specialist for Peat Marwick Main & Co. in Northern California, where he had been employed since 1966, and then a consultant at the New York branch of Midland Bank from 1989 to 1990. Mr. Randlett is a former member of the Policy Advisory Board, School of Real Estate and Urban Economics, University of California at Berkeley and a current member of the American Institute of Certified Public Accountants. He received a Bachelor of Arts degree from Princeton University in 1966.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
                           THE STOCKHOLDERS VOTE FOR
                   THE ELECTION OF ALL NOMINEES NAMED ABOVE

                       DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth information as of the Record Date with respect to the directors and executive officers, including their ages.

                                                                 First   Term
   Name and Position                                        Age Elected Expires
   -----------------                                        --- ------- -------
   George M. Marcus .......................................  59  1994    2003
      Chairman of the Board

   William A. Millichap ...................................  57  1994    2003
      Director

   Keith R. Guericke ......................................  52  1994    2001
      Vice Chairman of the Board, Chief Executive Officer
      and President

   Michael J. Schall ......................................  43  1994    2002
      Director, Senior Executive Vice President and Chief
      Financial Officer

   John D. Eudy ...........................................  46    --      --
      Executive Vice President--Development

   Robert C. Talbott ......................................  40    --      --
      Senior Vice President

   Craig K. Zimmerman .....................................  50    --      --
      Executive Vice President--Acquisitions

   David W. Brady .........................................  60  1994    2002
      Director

   Robert E. Larson .......................................  62  1994    2002
      Director

   Gary P. Martin .........................................  53  1994    2003
      Director

   Issie N. Rabinovitch....................................  55  1994    2001
      Director

   Thomas E. Randlett .....................................  58  1994    2001
      Director

   Willard H. Smith, Jr. ..................................  64  1996    2002
      Director

   Biographical information concerning the director nominees is set forth above under the caption "Proposal No. 1 Election of Directors." Biographical information concerning the remaining directors and the other executive officers is set forth below.

   George M. Marcus, Chairman of the Board of Directors, is the founder and has been the Chairman of Essex Property Corporation (predecessor to Essex Property Trust, Inc.) and The Marcus & Millichap Company since 1971. The Marcus & Millichap Company is the parent company of a diversified group of real estate, service, investment and development firms. Mr. Marcus was one of original founders and directors of Plaza Commerce Bank and Greater Bay Bancorp, both publicly held financial institutions. Mr. Marcus continues to serve on the board of directors of Greater Bay Bancorp. Included among Mr. Marcus' professional memberships are the Board of Regents of The University of California, the Apartment Industry Foundation in which he currently serves on the board of directors, the Real Estate Roundtable and the Policy Advisory Board of the University of California at Berkeley Center for Real Estate and Urban Economics. He graduated with a Bachelor of Science degree in Economics from San Francisco State University in 1965; he was honored as Alumnus of the Year in 1989. Mr. Marcus is also a graduate of the Harvard Business School of Owners/Presidents Management Program and the Georgetown University Leadership Program.

   William A. Millichap, Director, is the Chairman of Marcus & Millichap Real Estate Brokerage Company. From 1984 to 2000, he was the President of The Marcus & Millichap Company and Marcus & Millichap Real Estate Investment Brokerage Company. Mr. Millichap joined G.M. Marcus & Company in 1971 as one of its first sales associates and became a regional manager in 1974. In 1976, he became a principal, and the name of the company was subsequently changed to The Marcus & Millichap Company. Mr. Millichap became Executive Vice President and President of The Marcus & Millichap Company in 1978 and 1984, respectively. He is also Chairman of Marcus & Millichap Corporate Real Estate Services and a director of AllApartments, Inc. Mr. Millichap is a licensed real estate broker, a member of the International Council of Shopping Centers and serves on the Board of Directors of the California Housing Council and the National Multi-Housing Council. Mr. Millichap received a Bachelor of Science degree in Economics from the University of Maryland in 1965. Prior to becoming affiliated with Mr. Marcus in 1971, he served in the United States Navy.

   Michael J. Schall, Director, is the Senior Executive Vice President and Chief Financial Officer of the Company and is responsible for the overall management of the Company's financial and administrative matters, including leverage management, liquidity, capital alternatives, financial analysis and external reporting. He joined The Marcus & Millichap Company in 1986. He was also the Chief Financial Officer of the Company's predecessor, Essex Property Corporation, in which capacity he was responsible for the financial management of multiple investment and development entities, and the development of a wide range of corporate borrowing relationships. From 1982 to 1986, Mr. Schall was the Director of Finance for Churchill International, a technology-oriented venture capital company. From 1979 to 1982, Mr. Schall was employed in the audit department of Ernst & Whinney, where he specialized in the real estate and financial services industries. In 1979, Mr. Schall received his Bachelor of Science degree from the University of San Francisco. Mr. Schall is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

   David W. Brady, Director, is a political scientist whose work encompasses American politics and legislative bodies, international political trends, and comparative politics. Mr. Brady holds the Bowen H. and Janice Arthur McCoy endowed chair at the Graduate School of Business and is a professor of political science in Stanford University's School of Humanities and Sciences since 1988. A dedicated and popular teacher, Professor Brady is a past recipient of Stanford's Phi Beta Kappa Distinguished Teacher Award, presented for his work with undergraduates, and of the Robert K. Jaedicke Silver Apple Award, presented by the Stanford Business School Alumni Association for his participation in alumni activities. Mr. Brady recently served as an associate dean for academic affairs at the Business School, 1996-2000, and continues to serve as director of the School's programs in executive education. He is a senior fellow at the Hoover Institution and senior fellow by courtesy at the Institute for International Studies, both on campus. Mr. Brady is also codirector of the University's Social Science History Institute and associate director of the University's Public Policy Program. He is a fellow of the American Academy of Arts and Sciences and member of the advisory council for the Kansai Silicon Valley Venture Forum. His publications include Change and Continuity in House Elections (eds. with J. Cogan), Stanford University Press
(2000), Revolving Gridlock, Westview Press (1998); "Congress in the Era of the

Permanent Campaign," Brookings Review, forthcoming 2000; "The Roots of Careerism in the U.S. House of Representatives," Legislative Studies Quarterly, (1999); "The SNTV and the Politics of Electoral Systems in Korea," in Electoral Systems in Asia (University of Michigan Press (1999); "Out of Step, Out of Office: Legislative Voting Behavior and House Election Outcomes," in Change and Continuity in House Elections, Stanford University Press (1999).

   John D. Eudy, Executive Vice President--Development, joined the Company's predecessor, Essex Property Corporation, in 1985 and has been with the Company, or its predecessor, since that date. Mr. Eudy manages the Company's development activities and has successfully guided the development of over 6,000 apartment homes. Prior to joining the Company, Mr. Eudy was a Vice President with Crocker National Bank in San Francisco in the Commercial Real Estate Industries Group specializing in construction loans to national real estate companies. From 1977 to 1980, Mr. Eudy was with Home Federal Savings in a similar capacity. He was a founder and is an active board member of Silvergate Bank based in San Diego. Mr. Eudy holds a Bachelor of Science degree in Finance from San Diego State University and is a graduate of the University of Southern California's Management Leadership School. He is also a member of the Urban Land Institute, National Association of Real Estate Investment Trusts and National Association of Home Builders.

   Robert E. Larson, Director, has been a General Partner of the Woodside Fund, a venture capital firm based in the Silicon Valley of Northern California, since 1983. Professor Larson currently serves as a director of Automated Power Exchange, Inc., Metering Technology Corporation, Myelos Corporation, NetFront Communications, NCE Pharmaceuticals, OsteoBiologics, Inc., Skye Investment Advisors, E-Acumen, Inc., and Televideo Systems, Inc. He is also Chairman of the Board of Pharmalytics, Inc., Open Systems Control, Inc. and CAST Enterprises, Inc., a joint venture in the People's Republic of China. Prior to 1983, Professor Larson was founder, director and President of Systems Control, Inc. and was employed by IBM Corporation, Hughes Aircraft Company and SRI International. He was a Consulting Professor at Stanford University from 1973 to 1988 and President of the International Institute of Electrical and Electronics Engineers (IEEE) in 1982. Professor Larson received his Bachelor of Science Degree from M.I.T. in 1960, and his Master's and Doctorate degrees from Stanford University in 1961 and 1964, respectively.

   Gary P. Martin, Director, is Vice President and Chief Financial Officer of Halo Data Devices, a supplier of data storage products for the disk drive market. He served from August 1995 to January 1998 as Vice President of Finance and Chief Financial Officer of 3Dfx Interactive, Inc. Prior to this position, from September 1993 to July 1995, he served as Vice President of Finance and the Chief Financial Officer for MiniStor Peripherals Corporation, a supplier of data storage products for the mobile computer market. From 1985 to 1993, he was Senior Vice President of Finance and Administration for Chips and Technologies, Inc., where he also developed joint business ventures within the Soviet Union. From 1983 to 1984, Mr. Martin was Vice President of Finance and Chief Financial Officer for Starstruck, Inc., a company involved in space development through private enterprise. In addition, Mr. Martin was one of the earliest employees at Apple Computer, Inc., where he held both corporate and European controller positions during the period from 1977 to 1983. Prior to working at Apple Computer, Inc., from 1971 to 1977, he worked for Aero Air Freight and National Semiconductor. Mr. Martin currently serves on the Board of Directors of the Emergency Housing Consortium. He received a Bachelor of Science degree in Accounting from San Jose State University in 1971.

   Robert C. Talbott, Senior Vice President--Operations, is responsible for property and asset management activities. He joined Essex in 1999. Prior to joining Essex, Mr. Talbott was the Vice President of Asset Management with BRE Properties, Inc., a real estate investment trust, from 1997 to 1999. Between 1996 and 1997, he served as the Partner and Chief Operating Officer of Trammell Crow Residential Services where he had been employed since 1989. From 1985 to 1989, he served as the General Manager of the Solano County Fair Association. He graduated with honors upon receiving a Masters in Business Administration degree from Saint Mary's College in Moraga, California. He received a Bachelor of Science degree in Agricultural Business Management from California Polytechnic State University in San Luis Obispo in 1985. Mr. Talbott also serves as President of the Board of the Housing Industry Foundation and is past President of the Tri-County Apartment Association.

   Willard H. Smith, Jr., Director, was employed at Merrill Lynch & Co. from 1979 through 1995, and served as Managing Director since 1983 in their Equity Capital Markets Division. From 1992 through 1995, Mr. Smith's primary focus was the REIT industry. His duties as Managing Director at Merrill Lynch included evaluating companies' capital structure and equity requirements, placing offerings with Merrill Lynch's retail and institutional client base, and assessing the market's demand for potential equity security offerings. Mr. Smith is also a Board Member of the Cohen & Steers Realty Shares, the Cohen & Steers Institutional Realty Shares, Inc., the Cohen & Steers Realty Income Fund, the Cohen & Steers Special Equity Fund, Inc., the Cohen & Steers Total Return Realty Fund and the Cohen & Steers Equity Income Fund. He is also a Board member of Highwoods Properties, Inc. and Realty Income Corporation, which are both REITs, Willis Lease Finance Corporation and, recently, he joined the Board of Directors of Crest Net Lease, Inc. Prior to joining Merrill Lynch, Mr. Smith worked at F. Eberstadt & Co. from 1971 to 1979. A member of NAREIT, Mr. Smith received his Bachelor of Science degree in Business Administration, and Bachelor of Science degree in Industrial Engineering from the University of North Dakota in 1959 and 1960, respectively.

   Craig K. Zimmerman, Executive Vice President--Acquisitions, is responsible for negotiating and effecting property acquisitions for the Company and the initial redevelopment and repositioning of such assets where appropriate. He joined the Company's predecessor, Essex Property Corporation, in 1985 and was responsible for the acquisition of various multifamily residential properties, suburban office properties and neighborhood shopping centers. Since 1985, he has been with the Company or its predecessor. Prior to 1985, Mr. Zimmerman was the Vice President of Acquisitions with Prometheus Development Company, a national real estate development firm, and a principal in Zimmerman Properties. From 1975 through 1978, Mr. Zimmerman worked as a real estate acquisitions specialist for American Equities Corporation. In 1974, he received a Bachelor of Arts degree in Rhetoric from the University of California at Berkeley.

Meetings and Committees of the Board of Directors

   During 2000, the Board held seven (7) meetings (in person, telephonically or by written consent). Messrs. Millichap and Smith attended five (5) of these seven (7) meetings, including all regularly scheduled meetings, and each other director attended (whether in person, telephonically or by written consent) at least 75% of the total number of the meetings of the Board and meetings of the committee of the Board on which he served. The Board has six committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Stock Incentive Plan Committee, the Nominating Committee and the Pricing Committee.

   The Executive Committee presently consists of Messrs. Guericke, Marcus and Randlett. The Executive Committee has such authority as is delegated by the Board, including the authority to execute certain contracts and agreements with unaffiliated parties, except that the Executive Committee does not have the power to declare dividends or other distributions on stock, elect directors, issue stock other than in certain limited circumstances, recommend to the stockholders any action which requires stockholder approval, amend the Bylaws, or approve any merger or share exchange which does not require stockholder approval. The Executive Committee met (in person, telephonically or by written consent) thirteen (13) times during 2000.

   The Audit Committee presently consists of Messrs. Brady, Martin and Randlett. The Audit Committee recommends the appointment of a firm of certified public accountants to audit the financial statements of the Company for the fiscal year for which they are appointed, reviews audit reports, takes such action as may be deemed appropriate with respect to such audit reports and monitors the effectiveness of the audit effort, the Company's financial and accounting organization and its system of internal accounting controls. The Board of Directors has adopted and approved a charter for the Audit Committee, a copy of which is attached hereto as Appendix A. The Board of Directors has determined that all members of the Audit Committee are "independent" as that term is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards. The Audit Committee met (in person, telephonically or by written consent) six (6) times during 2000.

   The Compensation Committee presently consists of Messrs. Larson, Marcus and Rabinovitch. The Compensation Committee establishes and reviews annually the Company's general compensation policies applicable to the Company's executive officers, reviews and approves the level of compensation of the Chief

Executive Officer and other executive officers of the Company, reviews and advises the Board concerning the performance of the Chief Executive Officer and other employees whose compensation is within the review jurisdiction of the Compensation Committee, reviews and advises the Board concerning regional and industry-wide compensation practices and trends, and recommends benefit plans from time to time. The Compensation Committee met (in person, telephonically or by written consent) once during 2000.

   The Stock Incentive Plan Committee presently consists of Messrs. Larson, Martin and Rabinovitch. The Stock Incentive Plan Committee administers the Essex Property Trust, Inc. 1994 Stock Incentive Plan, as amended (the "1994 Stock Incentive Plan"), and the Essex Property Trust, Inc. 1994 Employee Stock Purchase Plan, including the authority to issue stock and grant and to amend options thereunder, and to report to the Board regarding those plans from time to time, or whenever called upon to do so. The Stock Incentive Plan Committee met (in person, telephonically or by written consent) ten (10) times during 2000.

   The Nominating Committee was formed in March 2001, and consists of Messrs. Larson, Rabinovitch, and Randlett. The Nominating Committee assists the Board of Directors in selecting nominees for election to the Board. The Board of Directors has determined that all members of the Nominating Committee are "independent" as that term is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards. The Nominating Committee considers nominees recommended by our stockholders. To submit recommendations for the 2002 Annual Meeting of Stockholders, you may write to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303.

   The Pricing Committee presently consists of Messrs. Guericke and Schall. The Pricing Committee establishes the price at which the Company's securities will be offered to the public in public offerings of the Company's securities. The Pricing Committee did not meet during 2000.

Compensation Committee Interlocks and Insider Participation

   The Company's Compensation Committee and the Stock Incentive Plan Committee were formed in June 1994. No interlocking relationship existed in 2000 or presently exists between any member of the Company's Compensation Committee, Stock Incentive Plan Committee or Board of Directors on the one hand and another company's compensation committee, stock incentive plan committee or Board of Directors on the other hand. Certain transactions and relationships between the Company and certain of its officers and directors are set forth below in the section titled "Certain Relationships and Related Transactions."

Compensation of Directors

   Each independent director and Mr. Marcus and Mr. Millichap receive a meeting fee of $500 for each Board of Directors meeting attended. Such directors are also paid $500 for attending a committee meeting if such meeting is not held on the same day as a meeting of the Board of Directors. In 2000, the independent directors were Messrs. Brady, Larson, Martin, Rabinovitch, Randlett and Smith. In addition to the $500 meeting fee, Mr. Smith received a fee of $20,000 in 2000 for consulting services performed by Mr. Smith for the Company.

   Each independent director, upon joining the Board of Directors, receives an automatic grant of an option to purchase 4,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock at the date of the grant of such option pursuant to the Company's 1994 Stock Incentive Plan. In the event of a change in control of the Company, the Board may unilaterally cancel a director option as of any date to the extent then unexercised after advance written notice to each affected director.

   In 2000, pursuant to the Company's 1994 Stock Incentive Plan, Mr. Marcus, Mr. Millichap and each independent director received a grant of an option to purchase 2,500 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock at the date of the grant of such option.

Relationships Among Directors or Executive Officers

   There are no family relationships among any of the directors or executive officers of the Company.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation

   The following table sets forth certain information concerning compensation of the Company's Chief Executive Officer and the other executive officers of the Company (collectively, the "Named Executive Officers") for the years ended December 31, 1998, 1999 and 2000.

                 Summary Compensation Table Name and Position

                                                                      Long Term Compensation
                                                              ------------------------------------------
                                                Annual
                                             Compensation                     Awards
                                            --------------    ------------------------------------------
                                                                           Restricted      Securities
                                                                             Stock      Underlying Stock
Name and Position                           Year Salary($)    Bonus($)    Awards($)(1)  Options/SARs(#)
-----------------                           ---- ---------    --------    ------------  ----------------
Keith R. Guericke(2)....................... 2000 $275,000     $450,000            --             --
  Vice Chairman of the Board,               1999  250,000      150,000      $150,000(3)          --
  Chief Executive Officer and President     1998  250,000           --       200,000(4)          --

Michael J. Schall(2)....................... 2000 $235,000     $337,500            --             --
  Director, Senior Executive Vice President 1999  215,000      112,500      $112,500(3)          --
  and Chief Financial Officer               1998  215,000           --       150,000(4)          --

John D. Eudy(2)............................ 2000 $100,000     $295,000            --             --
  Executive Vice President                  1999  100,000      200,750            --             --
                                            1998  100,000      160,000(5)         --             --

Robert C. Talbott(2)....................... 2000 $100,000     $162,500            --             --
  Senior Vice President                     1999   58,333(6)    87,500(6)         --         30,000(6)

Craig K. Zimmerman(2)...................... 2000 $100,000     $295,000            --             --
  Executive Vice President                  1999  100,000      180,000            --             --
                                            1998  100,000      135,000            --             --

--------
(1) Represents phantom stock units which, upon vesting in full, over a five-year period, can be exchanged into an equivalent number of Common Stock shares, or at the Company's option, cash. Prior to vesting, the holder receives cash payments equal in amount and payment date to dividends paid on Common Stock.

(2) This officer also participates in the Director and Executive Stock Purchase Program. See "Certain Relationships and Related Transactions-- Director and Executive Stock Purchase Program" and "Voting Securities and Principal Holders."

(3) Represents the value of phantom stock units granted in 2000 to Mr. Guericke and Mr. Schall for the 1999 fiscal year. Each unit is deemed to be equivalent in value to one share of Common Stock. The total value of the units is determined by multiplying the closing price of the Company's Common Stock as of January 3, 2000, which was $33.313 per share, by the number of units granted, which, in the case of Mr. Guericke, was 4,503 units and, in the case of Mr. Schall, was 3,377 units.

(4) Represents the value of phantom stock units granted to Mr. Guericke and Mr. Schall for the 1998 fiscal year. Each unit is deemed to be equivalent in value to one share of Common Stock. The total value of the units is determined by multiplying the closing price of the Company's Common Stock as of February 12, 1999, which was $28.50 per share, by the number of units granted, which, in the case of Mr. Guericke, was 7,018 units and, in the case of Mr. Schall, was 5,263 units.

(5) Excludes $12,890 paid in lieu of vacation.

(6) Reflects salary and bonus paid from May 3, 1999, when Mr. Talbott joined the Company, through December 31, 1999. Upon commencing employment, Mr. Talbott received stock options, subject to vesting, to purchase 30,000 shares of common at an exercise price of $31.938 per share.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

   The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in fiscal year 2000, and unexercised options held as of December 31, 2000.

                                                 Number of Securities      Value of Unexercised
                          Number                Underlying Unexercised         In-the-Money
                         of Shares   Value            Options At                Options at
                         Acquired   Realized      Fiscal Year-End (#)     Fiscal Year-End ($)(2)
                           Upon       Upon     ------------------------- -------------------------
Name                     Exercise  Exercise(1) Exercisable Unexercisable Exercisable Unexercisable
----                     --------- ----------  ----------- ------------- ----------- -------------
Keith R. Guericke.......  25,128    $636,613     62,872       22,000     $1,729,488    $451,000
Michael J. Schall.......  25,128    $636,613     41,872       18,000     $1,077,738    $369,000
John D. Eudy............  12,400    $403,440     18,600       12,000     $  390,450    $246,000
Robert C. Talbott.......     --          --       6,000       24,000     $  136,872    $547,488
Craig K. Zimmerman......  10,000    $306,620     34,000       12,000     $  946,500    $246,000

--------
(1) The value realized upon the exercise of stock options represents the positive spread between the exercise price of stock options and the fair market value on the exercise date.

(2) The value of "in-the-money" stock options represents the positive spread between the exercise price of options and $54.75, the price per share of the underlying shares of Common Stock, as reported on the New York Stock Exchange on December 29, 2000 (the last trading day of fiscal year 2000).

Compensation Committee Report on Executive Compensation

   Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

   The Company's Compensation Committee is responsible for developing, administering and monitoring the compensation policies applicable to the Company's executive officers. The Company's Stock Incentive Plan Committee (collectively, with the Compensation Committee, the "Committees") is responsible for the administration of the Company's 1994 Stock Incentive Plan, under which grants may be made to executive officers and other key employees.

   Executive Compensation Philosophy. The Committees believe that the primary goal of the Company's executive compensation program should be related to creating stockholder value. The Committees seek to offer the Company's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company as compared to other REITs and their contribution to that performance. The executive compensation program is designed to attract and retain executive talent that contributes to the Company's long-term success, to reward the achievement of the Company's short-term and long-term strategic goals, to link executive officer compensation and stockholder interests through equity-based plans, and to recognize and reward individual contributions to Company performance. When setting executive officer compensation, the Committees intend to evaluate annually the performance of the Company and to compare the Company's performance and compensation structure with those of other REITs and real estate companies engaged in activities similar to those of the Company.

   Key factors considered by the Compensation Committee in 2000 included growth in funds from operations per share, success in the Company's ability to identify growing markets consistent with its strategy, and the Company's success in acquiring or developing properties in those markets.

   The Company's compensation program has three principal elements: base salary, performance incentive bonuses and long-term incentive awards.

   Base Salaries and Bonus. The base compensation and bonuses for the Company's Named Executive Officers in 2000 was established through negotiations between the Company and each Named Executive Officer. The base salaries will be reviewed annually and may be adjusted by the Compensation Committee in accordance with certain criteria determined primarily on the basis of growth in revenues and funds from operations per share of Common Stock, and on the basis of certain other factors, which include (i) individual performance, (ii) the functions performed by the executive officer, and (iii) changes in the compensation peer group in which the Company competes for executive talent. Although the Compensation Committee considers these factors in determining base salaries and adjustments thereto, the Compensation Committee anticipates that the analysis will be subjective rather than objective and the weight given such factors may vary from individual to individual.

   Deductibility of Compensation. Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure, and stockholder approval requirements are met. Option grants under the Company's 1994 Stock Incentive Plan are intended to qualify as "performance-based" compensation not subject to the Section 162(m) deduction limitation. In addition, the Committees believe that a substantial portion of the compensation program would be exempted from the $1 million deduction limitation. The Committees' present intention is to qualify, to the extent reasonable, the substantial portion of the executive officers' compensation for deductibility under applicable tax laws. However, the Committees reserve the right to design programs that recognize a full range of performance criteria important to the Company's success, even where compensation payable under such programs may not be deductible.

   Chief Executive Officer Compensation. The base compensation of Keith R. Guericke in 2000 was $275,000, which had been determined through negotiations between the Company and Mr. Guericke. In 2000, Mr. Guericke received a cash bonus of $450,000. Mr. Guericke's base salary, bonus and long-term incentive awards, if any, will be reviewed by the Committees and adjusted annually based on the criteria for all executive officers discussed above.

                                          Compensation Committee of
                                          The Board of Directors

                                          Robert E. Larson
                                          George M. Marcus
                                          Issie N. Rabinovitch

Stock Price Performance Graph

   The following stock price performance graph compares the yearly percentage change in (i) the cumulative total stockholder return on the Company's Common Stock since December 31, 1995 with (ii) the cumulative total stockholder return on (a) the Standard & Poor's 500 Stock Index ("S&P 500") and (b) the Equity REIT Total Return Index prepared by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"). The stock price performance graph assumes an investment of $100 in the Company's Common Stock, the S&P 500, and in the NAREIT Equity REIT Total Return Index, on December 31, 1995. The graph also assumes the reinvestment of all dividends.

   IT SHOULD BE NOTED THAT THE FOLLOWING LINE GRAPH REPRESENTS HISTORICAL STOCK PRICE PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

                        [PERFORMANCE GRAPH APPEARS HERE]

            COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
 ESSEX PROPERTY TRUST, INC., S&P 500 INDEX AND NAREIT ALL EQUITY REIT INDEX


                 ESSEX PROPERTY                    NAREIT ALL EQUITY
Period Ending      TRUST, INC.    S&P 500 INDEX        REIT INDEX
-------------    --------------   -------------    -----------------
12/31/95            $100.00          $100.00            $100.00
12/31/96            $164.09          $122.86            $135.27
12/31/97            $206.42          $163.86            $162.67
12/31/98            $186.70          $210.64            $134.20
12/31/99            $228.18          $254.97            $128.00
12/31/00            $386.71          $231.74            $161.76

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee of the Board of Directors consists of Messrs. Brady, Martin and Randlett. Each of the members of the Audit Committee is independent (as defined under the NYSE's listing standards).

   The primary function of the Audit Committee is to assist the board of directors in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to any governmental body or the public, the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established, and the Company's auditing, accounting and financial reporting processes generally. The Audit Committee annually recommends to the Board of Directors the appointment of a firm of independent auditors to audit the financial statements of the Company and meets with such personnel of the Company to review the scope and the results of the annual audit, the amount of audit fees, the Company's internal accounting controls, the Company's financial statements contained in the Company's Annual Report to our stockholders and other related matters. A more detailed description of the functions of the Audit Committee can be found in the Company's Audit Committee Charter, a copy of which is attached to this Proxy Statement as Appendix A.

   The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2000 audited by KPMG LLP, the Company's independent certified public accountants. The Audit Committee has discussed with KPMG LLP various matters related to the financial statements, including those matters required to be discussed by SAS 61. The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, and has discussed with KPMG LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

   The Audit Committee and the Board of Directors also have recommended, subject to stockholder ratification, the selection of KPMG LLP as our independent certified public accountants for the year ending December 31, 2001.

                                          Members of the Audit Committee

                                          David W. Brady
                                          Gary P. Martin
                                          Thomas E. Randlett, Chairman

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director and Executive Stock Purchase Program

   In September 1999, the Company formed a program in which directors and management of the Company can participate indirectly in an investment in the Company's Common Stock. The participants have entered into a swap agreement with a securities broker whereby the securities broker has acquired, in open market transactions, 223,475 shares of the Company's Common Stock. The agreement terminates in five years at which time the settlement amount is determined by comparing the original purchase price of the stock plus interest at a rate of LIBOR plus 1.5% to the termination date market value of the shares and all dividends received during the investment period. In certain circumstances the participants may be required to provide collateral to the securities broker. The Company has guaranteed performance of the participants with respect to any obligations relating to the swap agreement, which guarantee is released upon termination of the program. For the specific amounts of each directors' and executive officers' participation in this program, see "Voting Securities and Principal Holders."

Marcus & Millichap Real Estate Investment Brokerage Company

   The Marcus & Millichap Real Estate Investment Brokerage Company ("M&M REIBC") is a commercial real estate brokerage firm that is a subsidiary of The Marcus & Millichap Company ("M&M"). Mr. Marcus, the Chairman of the Company, is the Chairman of M&M. During the year ended December 31, 2000, the Company paid brokerage commission totaling approximately $289,000 to M&M REIBC with respect to the purchase and sales of real estate.

   In connection with the Company's 1994 initial public offering (the "IPO"), M&M REIBC, Essex Portfolio, L.P. (the "Operating Partnership"), the Company and Essex Management Corporation ("EMC") entered into an agreement (the "Brokerage Agreement") that provides that if the Company or the Operating Partnership enters into a transaction with M&M REIBC in which either of them or a third party pays a brokerage commission to M&M REIBC, a percentage of such commission, reflecting M&M REIBC's net profit, will be discounted or paid to EMC. For brokerage commissions paid to M&M REIBC in 2000, an amount of $4,938 was determined to be payable to EMC pursuant to the Brokerage Agreement. In accordance with the terms of the Brokerage Agreement, the Company submitted the calculation of M&M REIBC's net profit, as defined in such Agreement, to the Company's independent directors for their review.

   In connection with the IPO, the Company, the Operating Partnership, M&M, M&M REIBC and EMC also entered into an agreement, pursuant to which M&M REIBC agreed to provide, for ten years, real estate transaction, trend and other information to the Company and its direct and indirect subsidiaries, including the Operating Partnership and EMC. In return for the right to receive such information, the Company provided M&M, the parent company of M&M REIBC, a one-time grant of options to purchase 220,000 shares of Common Stock at the initial public offering price of $19.50 per share. The option, which began vesting one year after the completion of the IPO, became fully vested in 1999.

Mountain Vista Transaction

   In May 2000, Essex originated a $14.6 million participating loan to finance the acquisition and redevelopment by Pacific Properties, a real estate company, of the 526-unit Mountain Vista Apartments, located in Fremont, California. Pacific Properties is an affiliate of The Marcus & Millichap Company, whose chairman is George Marcus, who is also the chairman of Essex. Essex funded $9.5 million of the loan at the acquisition's closing, with the balance to be disbursed as required to fund the $5.6 million renovation of the property. Prior to year end 2000, Essex converted this loan to preferred equity, which, as was the case with the loan, is subordinate to $40.5 million in existing and seller-provided financing and senior to the $5.5 million capital contribution provided by Pacific Properties and other affiliates of The Marcus & Millichap Company. The preferred equity investment matures in four years, with a preferred return at 11.5 percent per annum. In addition, Essex will receive 25 percent of any profits to the extent that such profits exceed 11.5 percent of the contributed equity of Essex and Pacific Properties and other affiliates of the Marcus & Millichap Company. This transaction by Essex was approved by the disinterested directors on its board of directors.

Property Management

   The Company, through the Operating Partnership, owns all of the non-preferred voting preferred stock of EMC. During 2000, EMC received approximately $236,680 for property and asset management services for properties that are not owned by the Company but in which Mr. Marcus holds a partial ownership interest. The fees charged by EMC with respect to such properties are comparable to the fees it charges for providing property and asset management services for other properties.

Non-Compete Arrangement with Mr. Marcus

   In 1999, the Company entered into a non-compete agreement with George Marcus, the Company's Chairman. Under this agreement, Mr. Marcus and his affiliated entities are to give the Company prior notice of agreements, which they enter into, to acquire multifamily properties that contain more than one hundred units and to provide the Company under certain circumstances with the right to be assigned such agreements. Notwithstanding this agreement, Mr. Marcus and his affiliated entities may potentially compete with the Company in acquiring multifamily properties, which competition may be detrimental to the Company.

Barkley Apartments Transaction

   In April 2000, a partnership, in which Essex Management Corporation is the general partner, acquired the 161-unit Barkley Apartments in Anaheim, California, for approximately $10.7 million. Essex holds a 30% special limited partnership in the partnership and the remaining 70% limited partnership interests are held by entities in which George Marcus has an approximate 26% aggregate ownership interest. Mr. Marcus is also the Chairman of Essex. The partnership agreement for the partnership that owns the Barkley Apartments provides that these entities can require the partnership to redeem their interests for cash. Subject to certain conditions, Essex may, however, elect to deliver an equivalent number of shares of its common stock in satisfaction of the partnership's cash redemption obligation. If Mr. Marcus' entire interest in these entities were be redeemed for shares of common stock, he would receive approximately 23,550 shares of common stock.

Indebtedness of Management

   On April 15, 1996, December 31, 1996, December 31, 1997, December 31, 1998 and December 31, 1999 the Operating Partnership made loans to Keith Guericke, Vice Chairman of the Board, Chief Executive Officer and President of the Company, in the amount of $75,000 each. Each loan bears interest at 8% per annum, noncompounded, and are due and payable in full, together with all accrued interest, ten years after the date the loans were made. The loans were made to Mr. Guericke to pay certain tax liabilities related to Mr. Guericke's ownership of interests in the Operating Partnership. During 2000, the largest amount of the aggregate principal outstanding under the loans was $375,000. As of the Record Date, the entire principal amounts of all the loans were outstanding.

   On April 30, 1996, December 31, 1996, December 31, 1997, December 31, 1998 and December 31, 1999 the Operating Partnership made loans to Michael J. Schall, Executive Vice President and Chief Financial Officer of the Company, in the amount of $50,000 each. Each loan bears interest at 8% per annum, noncompounded, and are due and payable in full, together with all accrued interest, ten years after the date the loans were made. The loans were made to Mr. Schall to pay certain tax liabilities related to Mr. Schall's ownership of interests in the Operating Partnership. During 2000, the largest amount of the aggregate principal outstanding under the loans was $250,000. As of the Record Date, the entire principal amounts of all the loans were outstanding.

                                PROPOSAL NO. 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   KPMG LLP served as the Company's independent auditors for the fiscal year ended December 31, 2000 and has been appointed by the Board to continue as the Company's independent auditors for the fiscal year ending December 31, 2001. In the event that ratification of this appointment of auditors is not approved by the affirmative vote of a majority of the votes cast on the matter, then the appointment of independent auditors will be reconsidered by the Board. Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of KPMG LLP as the independent auditors for the fiscal year ending December 31, 2001.

   A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

   Audit Fees. For professional services rendered by KPMG LLP for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000, and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the fiscal year ended December 31, 2000, KPMG LLP billed the Company fees in the aggregate amount of $160,000.

   Financial Information Systems Design and Implementation Fees. For the fiscal year ended December 31, 2000, KPMG LLP did not render professional services to the Company in connection with (i) directly or indirectly operating, or supervising the operation of the Company's information system or managing the Company's local area network, (ii) designing or implementing a hardware or software system that aggregates source data underlying the Company's financial statements or generates information that is significant to the Company's financial statements taken as a whole or (iii) assessing, designing and implementing internal accounting controls and risk management controls. Therefore, KPMP LLP did not bill the Company fees for such types of services because no such services were rendered.

   All Other Fees. For professional services, including tax preparation and advice, other than those described above rendered by KPMG LLP to the Company for the fiscal year ended December 31, 2000, KPMG LLP billed the Company fees in the aggregate amount of $113,000.

   The Audit Committee has considered whether the provision of services described above under "Financial Information Systems Design and Implementation Fees" and "All Other Fees" is compatible with maintaining the independence of KPMG LPP.

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE
             STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT
               OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS
                     FOR THE YEAR ENDING DECEMBER 31, 2001

                                 OTHER MATTERS

Deadline for Receipt of Stockholder Proposals

   Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice therefor in writing to Jordan E. Ritter, the Secretary of the Company. To be timely for the Company's 2002 Annual Meeting of Stockholders, a stockholder's notice must be received by the Secretary at the principal executive offices of the Company, no earlier than January 25, 2002 and no later than February 25, 2002. A stockholder's notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner and (y) the number of shares of each class of stock of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

   Requirements for Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company's 2002 Annual Meeting of Stockholders must be received by the Company not later than December 11, 2001 in order to be considered for inclusion in the Company's proxy materials for that meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received, the Company believes that for the fiscal year ending December 31, 2000, the Reporting Persons complied with all Section 16(a) filing requirements applicable to them.

Other Matters

   The Board is not aware of any other matter to be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.

   It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                          By Order of the Board of Directors

                                          /s/ KEITH R. GUERICKE

                                          Keith R. Guericke
                                          Vice Chairman of the Board,
                                          Chief Executive Officer and
                                           President

April 10, 2001
Palo Alto, California

                                  APPENDIX A

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

I. PURPOSE

   The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the quarterly and annual financial reports provided by the Corporation to the SEC or the public; the Corporation's systems of internal controls regarding finance and accounting, and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices. The Audit Committee's primary duties and responsibilities are to:

  . Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

  . Review and appraise the audit efforts of the Corporation's independent accountants.

  . Provide an open avenue of communication directly with the independent accountants, and among the auditors, financial and senior management, and the Board of Directors.

   The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

   The outside auditor for the Corporation is ultimately accountable to the Board of Directors and the Audit Committee. The Audit Committee and Board of Directors have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Corporation's independent accountants, who are the outside auditors for the Corporation, and to recommend to the Board of Directors the independent accountants to be proposed for shareholder approval or ratification in any proxy statement.

   The Audit Committee is responsible for actively engaging in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and for recommending that the Board of Directors take appropriate action in response to the independent accountants report to satisfy itself of the independent accountants' independence.

II. COMPOSITION

   The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgement as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

   The members of the Committee shall be elected by the Board and shall serve until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

   The Committee shall meet telephonically or in person at least four times annually or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. The Chair, acting alone, may elect to conduct no more than two of the required annual meetings. The Committee, or at least its Chair, should meet with the independent accountants and management quarterly to review the Corporation's financials.

IV. RESPONSIBILITIES AND DUTIES

   To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

   1. Review and update this Charter periodically as conditions dictate.

   2. Review the organization's annual financial statements and any reports containing comprehensive financial information submitted to the SEC, or the public, including any certification, report, opinion, or review rendered by the independent accountants. Press releases that do not contain comprehensive financial information do not require Audit Committee review.

   3. Review with financial management and the independent accountants the 10-Q prior to its filing.

Independent Accountants

   4. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountant's independence.

   5. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

   6. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

Financial Reporting Processes

   7. In consultation with the independent accountants and management, consider the integrity of the organization's financial reporting processes, both internal and external.

   8. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

   9. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants or management.

   10. Direct the preparation of the Audit Committee report to shareholders, to be included in the Corporation's annual proxy statement.

Process Improvement

   11. Following completion of the annual audit, review separately with management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

   12. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

   13. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

Ethical and Legal Compliance

   14. Review, with the organization's counsel, proposed changes to corporate securities trading policies.

   15. Review, with the organization's counsel, any legal matter that could have a material impact on the organization's financial statements.

   16. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Audit Committee of the Board deems necessary or appropriate.

                                                                      1321-PS-01

                                                                     1321-SPS-00
DETACH HERE

                                     PROXY

                          ESSEX PROPERTY TRUST, INC.
                             925 EAST MEADOW DRIVE
                          PALO ALTO, CALIFORNIA 94303

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING ON MAY 15, 2001

     Keith R. Guericke, Michael J. Schall and Jordan E. Ritter (the "Proxyholders"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Essex Property Trust, Inc. (the "Company"), to be held on Tuesday, May 15, 2001, at 1:00 p.m., local time, and any adjournments or postponements thereof.

     Election of three directors (or if the nominee is not available for election, such substitute as the Board of Directors or the Proxyholders may designate). Nominees: Keith R. Guericke, Issie N. Rabinovitch and Thomas E. Randlett.

     SEE REVERSE SIDE: If you wish to vote in accordance with the Board of Directors' recommendations, just sign and date on the reverse side. You need not mark any boxes.

----------------                                                ----------------
  SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
      SIDE                                                             SIDE
----------------                                                ----------------

                                  DETACH HERE

[X]  Please mark
     votes as in
     this example.

The Board of Directors recommends a vote FOR the election of each of the Director Nominees listed on the reverse side and FOR proposal 2.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxyholders will have authority to vote FOR the election of all directors, and FOR proposal 2. In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the Annual Meeting.

1.   Election of Directors (see reverse):

     For                          WITHHELD
     ALL [_]                 [_]  FROM ALL
     NOMINEES                     NOMINEES

     FOR, except vote withheld from the following nominee(s):


     ---------------------------------------------------------------------------

     ---------------------------------------------------------------------------

                                            FOR      AGAINST     ABSTAIN
2.   To ratify the appointment of KPMG      [_]        [_]         [_]
     LLP as the Company's independent
     public auditors for 2000.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [_]

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:                Date:           Signature:               Date:
          ---------------      ---------            --------------      --------


ESSEX PROPERTY TRUST, INC.

     c/o EquiServe
     P.O. Box 8040
     Boston, MA 02266-8040


                          ESSEX PROPERTY TRUST, INC.
                               2000 ACHIEVEMENTS

     The Company increased its dividend 11% in April 2000 following a 10% increase in 1999, while the Company maintained a conservative dividend payout ratio of 61%.

     Revenues and net operating income, reported on a same-property basis, grew by 9.2% and 13.0%, respectively. These results contributed to a 20% increase in Funds From Operations per share, placing Essex in the top tier of multifamily REITs.

     Based on the above, Essex was again one of the top performers within the REIT Industry, having solid increases in revenues, cash flow and Funds From Operations.